NSAR Item 77O
VK LIT Enterprise Portfolio
10f-3 Transactions


 Underwriting #    Underwriting   Purchased From  Amount of Shares   % of
Underwriting Date of Purchase
                                                         Purchased
   1           CDW Computers  Goldman, Sachs   12,300    0.133%   08/07/01



Other Principal Underwriters for #1
Morgan Stanley & Co. Incorporated
William Blair & Co.
Goldman, Sachs & Co.
Robert W. Baird & Co. Incorporated
Raymond James & Associates, Inc.
Banc of America Securities LLC
A.G. Edwards & Sons, Inc.
Sanders Morris Harris Inc.
Muriel Sierbert & Co., Inc.
Wit SoundView Corporation